UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C INFORMATION

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.   )

Check the appropriate box:

/X/

Preliminary Information Statement

/ /

CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED  BY RULE 14C-5(D)(2))

/ /

Definitive Information Statement

METRO GLOBAL MEDIA, INC.

 (Name of Registrant As Specified In Its Charter)

____________________________

Payment of Filing Fee (Check the appropriate box):

/ /

No fee required

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

           (1)

Title of each class of securities to which transaction applies:

           (2)

Aggregate number of securities to which transaction applies:

           (3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           (4)

Proposed maximum aggregate value of transaction:

_______________________________________

           (5)

Total fee paid:

 / /        Fee paid previously with preliminary materials.

 /X/

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)

Amount Previously Paid:

$1.38

           (2)

Form, Schedule or Registration Statement No.:

Schedule 13E-3

           (3)

Filing Party:

Metro Global Media, Inc.

           (4)

Date Filed:

December  21, 2001

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METRO GLOBAL MEDIA, INC.

1060 Park Avenue

CRANSTON, RHODE ISLAND 02910

(401) 942-7876

_________________

NOTICE OF ACTION BY

WRITTEN CONSENT OF STOCKHOLDERS

__________________

To the Stockholders:

On December 14, 2001, holders of a majority of the common stock, $.0001par value, of Metro Global Media, Inc. acted by written consent in lieu of a special meeting of stockholders to adopt amendments to Metro Global's Certificate of Incorporation. The amendment will effect a 1 for 40 reverse split of the common stock outstanding. It will not reduce the number of authorized shares of common stock.

The Board of Directors has fixed January __, 2001 as the record date for determining the holders of Common Stock entitled to notice and receipt of this Information Statement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

METRO GLOBAL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND METRO GLOBAL A PROXY.

By Order of the Board of Directors:

/s/ Louis T. Turcotte

Louis T. Turcotte

SECRETARY

 January __, 2001

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METRO GLOBAL MEDIA, INC.

_______________

INFORMATION STATEMENT

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INTRODUCTORY STATEMENT

 Metro Global Media, Inc. ("Metro Global") is a Delaware corporation with its principal executive offices located at 1060 Park Avenue, Cranston, Rhode Island. Metro Global's telephone number is (401) 942-7876. This Information Statement is being sent to stockholders by the Board of Directors of Metro Global to tell you about action the holders of a majority of Metro Global's common stock have taken by written consent, in lieu of a special meeting of the stockholders. The action was taken on December 14, 2001, and will be effective when we file a certificate of amendment with the State of Delaware, which we expect to do on or about January 14, 2002. It will effect a reverse stock split of the common stock, and will result in Metro Global having less than 300 holders of its Common Stock. After this action Metro Global will no longer be subject to the registration and reporting provisions of the Securities Exchange Act of 1934, as amended. The aggregate value of the transaction is approximately $6,886.

Copies of this Information Statement are being mailed on or before January __, 2001 to the holders of record on January __, 2001 of the outstanding shares of Metro Global's Common Stock.

AVAILABLE INFORMATION

Currently, Metro Global is required to file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You can get copies of these reports, proxy statements and other information at the Commission's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 60661. You can also view these filings at the Commission's website at http://www.sec.gov.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

Some of the matters in this information statement are forward-looking statements that involve certain risks and uncertainties. All of these risks and uncertainties could cause actual results to materially differ from those in the forward-looking statements. For a description of additional factors affecting Metro Global's business, see Metro Global's periodic reports filed with the Commission.

ABOUT METRO GLOBAL

Metro Global produces and distributes erotic prerecorded videocassettes, magazines, CD-ROMs, DVDs and other products. It was incorporated under the name South Pointe Enterprises, Inc. in Florida in 1987, and became a Delaware corporation in 1996 through a merger with an inactive subsidiary.

Price Range of the shares; dividends

Metro Global's common stock is traded in the over-the-counter market via the pink sheets under the symbol "MGBL". There is a very limited market for Metro Global's common stock and no assurances can be given that a more active trading market will develop. On September 14, 1999, upon Metro Global's issuance of a press release that it did not timely file its 1999 Annual Report on Form 10-KSB, the NASDAQ Stock Market halted the trading of Metro Global's common stock. On December 7, 1999, Metro Global's common stock was delisted from the NASDAQ Small Cap Market.

The following table sets forth the high and low bid prices per share of Metro Global's common stock for each quarter within the last two fiscal years.

	Common Stock
	High Bid	Low Bid
Fiscal Year Ended May 26, 2001
First Quarter	$0.55	$0.44
Second Quarter	$0.50	$0.22
Third Quarter	$0.25	$0.10
Fourth Quarter	$0.11	$0.09
Fiscal Year Ended May 27, 2000
First Quarter	$3.25	$1.72
Second Quarter	$1.75	$1.53
Third Quarter	$0.93	$0.32
Fourth Quarter	$0.96	$0.41

* Such market quotations reflect the high and low prices for Metro Global's securities as quoted by dealers without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.

At December.13, 2001 there were approximately 399 holders of record of Metro Global's common stock.

Metro Global did not pay any cash dividends during its last two fiscal years and the Board of Directors does not expect it will pay any dividends in the foreseeable future. Any decision as to future payment of dividends will depend on the earnings and financial condition of Metro Global and such other factors as the Board of Directors deems relevant.

Although Metro Global expects the shares still outstanding after the reverse split to continue to be traded after the consummation of the reverse split, to the extent that the shares are traded, the prices of shares may fluctuate depending on the trading volume and the balance between buy and sell orders. Metro Global believes that the trading market for the shares that remain outstanding after the offer will be very limited. See "----."

FREQUENTLY ASKED QUESTIONS

Why is Metro Global conducting a reverse stock split?

The major reason for the reverse split is to bring the number of holders of Metro Global's common stock below 300 so that Metro Global will no longer have the expense of filing reports with the SEC. See “----.”

Does this mean that Metro Global will be a private company after the transaction?

No. Metro Global expects that its common stock will still be traded in the "pink sheets." It intends to make information about its financial condition publicly available through its market makers and through one or more financial manuals. But the shares are likely to be even more thinly traded than they presently are, which means that it may be more difficult for stockholders to sell their shares. See “--.”

What will I receive in the reverse stock split?

•

Each 40 shares you hold will be changed into 1 share of Common Stock.

•

No certificates for fractional shares will be issued. Instead, holders of fractional shares will be paid $1.00 per share of pre-split common stock.

 How will the reverse split affect Metro Global and its officers and directors?

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There will be fewer than 300 stockholders of record of Metro Global's common  stock and registration of Metro Global's Common Stock under the Exchange Act will be terminated.

•

Metro Global will not have to file with the Commission and provide its stockholders with information that it currently provides such as proxy statements, and annual, quarterly and other reports.

•

Metro Global's officers and directors and stockholders owning more than 10% of the common shares will no longer have to file reports of their purchases and sales under the "short swing" trading provisions of the Exchange Act; they will no longer be prohibited from making short sales of Metro Global's common stock and they will no longer have to return to Metro Global any profits they might make on a purchase and sale or sale and purchase of common stock within six months.

How is Metro Global going to finance the payment of cash in exchange for fractional shares?

We will need approximately $6,886 to buy all the outstanding shares we want to buy, and to pay the expenses of the offer. We intend to pay the purchase price and related expenses from our own liquid assets. See ","

What vote was necessary to approve the amendment to the Certificate of Incorporation?

Under Delaware law, the amendment requires the affirmative vote of a majority of the votes cast by all holders of Metro Global Common Stock. As of December 13, 2001, there were a total of 9,380,223 shares of Metro Global common stock outstanding. Each share entitles the holder to one vote.

THE HOLDERS OF _____ SHARES, OR _____% OF THE SHARES ENTITLED TO VOTE, HAVE ACTED BY WRITTEN CONSENT DATED DECEMBER 14, 2001. THEREFORE, THE AMENDMENT HAS RECEIVED SUFFICIENT VOTES TO BE EFFECTED.

Do Metro Global stockholders have dissenters' rights?

No. Delaware law does not provide dissenters' rights as the result of a reverse stock split.

 AMENDMENT TO METRO GLOBAL'S CERTIFICATE OF INCORPORATION

Metro Global's Board has adopted a resolution, which has been approved by a majority of Metro Global's stockholders by written consent dated December 14, 2001, amending Metro Global's Certificate of Incorporation to:

•

Effect a 1-for-40 reverse stock split of Metro Global's Common Stock.

•

In lieu of issuing any fractional shares resulting from the reverse stock split, authorize Metro Global to pay to any record holder who would otherwise be entitled to receive a fractional share a cash payment in the amount of $1.00 for each share of Common Stock held by that person immediately prior to the effectiveness of the reverse stock split that is not combined with other shares of Common Stock to constitute a whole share as part of the reverse stock split.

When the reverse stock split is effective, approximately 235 of the 401beneficial holders will cease to be stockholders of Metro Global, thus permitting Metro Global to deregister its shares of Common Stock under the Exchange Act since it will have fewer than 300 beneficial holders.

The text of the amendment to Metro Global's Certificate of Incorporation effecting the reverse stock split is as follows:

"The total number of shares which the Corporation shall have the authority to issue shall be TWELVE MILLION (12,000,000) SHARES, of which (i) TEN MILLION (10,000,00) SHARES of Common Stock at ONE TENTH MIL ($0.0001) par value per share, and (ii) and TWO MILLION (2,000,000) SHARES OF PREFERRED STOCK at ONE TENTH MIL ($0.0001) par value per share. Effective upon the filing of this amendment, each share of Common Stock then issued and outstanding, including any shares owned by the Corporation, shall automatically become 0.025 fully paid and nonassessable shares of Common Stock, ONE TENTH MIL ($0.0001) par value per share, without any further action on the part of the holders thereof or this Corporation, which shares shall be included in the TEN MILLION (10,000,00) SHARES of Common Stock herein authorized. No fractional shares shall be issued and any stockholder of record who would otherwise be entitled to a fractional interest shall be paid by the Corporation $1.00 per share of common stock held immediately prior to the effectiveness of this amendment."

The Board intends to file the above amendment on or after the twenty-first day following the first mailing of this Information Statement to stockholders.

SPECIAL FACTORS

 Operating history; payment of dividends and redemption of common shares uncertain

Metro Global has never paid dividends on the shares. We cannot give any assurance that Metro Global will become profitable enough to assure payment of dividends on the shares that remain outstanding, even if dividends were to be declared. In addition, there are no restrictions on the ability of Metro Global to incur debt. Any debt incurred by Metro Global would be senior to the rights conferred on the holders of the shares, whether to receive dividends or otherwise. Current or future debt of Metro Global or its subsidiaries may make payment of dividends on, or redemption of, the shares less probable. Metro Global has no present intention to pay dividends on the shares.

Purpose and fairness of the split

Purposes

The primary purpose of the transaction is to reduce Metro Global's ongoing costs of both furnishing information to stockholders and complying with the requirements of the Securities Exchange Act of 1934, as amended.

Alternatives

Metro Global could have selected other means of reducing the number of stockholders below 300. It could have made a tender offer for shares held by stockholders with fewer than some fixed number of shares, or asked the stockholders to approve a merger transaction in which holders of odd lots would have had their shares converted automatically into a right to receive a cash payment. If it had chosen a tender offer, it might still have been left with some holders of small numbers of shares for whom the mailing and communication costs would be disproportionate and brokerage fees for them to sell would have made sales unrealistic. A merger transaction would have had essentially the same effective as the reverse split.

Reasons

Metro Global incurs significant costs in being a public company. Metro Global estimates that it spends approximately $385,000 annually to:

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prepare and file with the Commission periodic reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),

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prepare, file and mail to stockholders a proxy statement in connection with the annual stockholders meeting, and

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complete the annual audit of Metro Global's financial statements.

All of these expenses could be eliminated if Metro Global were no longer subject to the reporting requirements of the Exchange Act. Metro Global also incurs disproportionately large expenses in mailing annual reports and other information to stockholders having only a small number of shares. In view of recent market prices of the common stock these costs are disproportionately high for stockholders having only a small number of shares.

The trading market for the shares is extremely limited. During the last three calendar years and through the quarter ended September 30, 2001 and the current quarter to December 13, 2001, the average daily trading volume has been as follows:

Year ended December 31, 1998	76,815
Year ended December 31, 1999	89,253
Year ended December 31, 2000	18,465
Quarter ended:
March 31, 2001	11,584
June 30, 2001	3,432
September 30, 2001	4,746
October 1, to December 13, 2001	7,404

On September 14, 1999, upon Metro Global's issuance of a press release that it did not timely file its 1999 Annual Report on Form 10-KSB, the NASDAQ Stock Market halted the trading of Metro Global's common stock. On December 7, 1999, Metro Global's common stock was delisted from the NASDAQ Small Cap Market. As a result, the holders of the shares do not have what is considered one of the main advantages of owning shares in a public company; a liquid market for their shares. The delisting is one of the major reasons for the Board's determination to terminate Metro Global's reporting obligations under the Exchange Act. Management believes that continuing operations as a non-reporting company is currently its best option available for the reasons delineated above.

The recent bid prices for the shares reflect the impact of recent trends, fundamental as well as technical, on their fair value. The Board of Directors believes that the low stock price is caused by the general lack of interest in micro cap securities and particularly in microcap securities that are not traded on an exchange, on NASDAQ or on the electronic Bulletin Board, (see "-- "). Metro Global's operating losses have been declining slightly over the last three years (ignoring the substantial loss on sale of securities and write-down of investment in securities in the fiscal year ended May 27, 2001), but this favorable trend has not been enough to offset the effect of losing its NASDAQ listing.

The Board has regretfully concluded that the market price of the shares will not rise to a satisfactory level in the future. Having drawn that conclusion, the Board sees no further advantage in remaining a reporting company.

Effects

Exchange Act registration

The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act may be terminated upon application of Metro Global to the Commission if the shares are held by 300 or fewer holders of record. If the Exchange Act registration for the shares is terminated as a result of the offer, the amount of information publicly available to the remaining stockholders of Metro Global would be significantly reduced, and this could adversely affect the trading market and market value for the remaining shares. Trading in the shares has been very limited. See "--." The extent of the public market for the shares after completing the offer will depend on the number of holders that remain at that time, the interest in maintaining a market in the shares on the part of securities firms, and other factors. Generally, securities firms are likely to give less attention to companies that do not file reports with the Commission. As a result, the market price for shares that are not tendered in the offer may be lower than it would otherwise be. The reduced flow of information may also cause the trading prices of the shares that are not purchased to be more volatile. The combination of lower trading volume and a more volatile price is likely to make it difficult for Metro Global to raise funds in the public markets.

Conduct of business as a non-reporting company

Metro Global will, as a non-reporting company, face a far different environment from the one in which it currently operates. As discussed above, it expects to save an estimated $385,000 by eliminating the costs of complying with the Exchange Act (see above). But the end of SEC reporting will likely also lead to

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greater difficulty in obtaining financing resulting from the loss of the greater confidence typically instilled by virtue of being a public company,

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decreased visibility leading to greater obstacles in terms of advertising and promotion of its goods and services due to the absence of name recognition and

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possible disinclination on the part of some customers to do business with a private company about which no information would be publicly available.

Notwithstanding the unfavorable effects, however, Metro Global believes that it is far outweighed by the cost savings it expects from leaving the reporting system.

Metro Global does not intend to "go private" in the sense of leaving the public markets entirely. Companies that do not file reports with the SEC may nevertheless continue to be traded in the "pink sheets" so long as they continue to make financial information available to market makers in their stock, and Metro Global intends to do this. It also intends to provide financial information to at least one service such as Standard & Poor's or Moody's, so that its shares may continue to trade in those states which recognize the "standard manual exemption" for trading under the state blue sky laws.

Effects on the stockholders

Stockholders who are required to accept a cash payment in the reverse split will receive a direct benefit of a premium of approximately 900% over the $0.11 closing price of Metro Global's shares on December 3, 2001. These stockholders would otherwise most likely find that they are unable to sell their shares at a profit at all after paying brokerage commissions.

Stockholders have access to Metro Global's public filings on the Commission's Web site at http://www.sec.gov/edgar/searchedgar/formpick.htm.

Fairness of the transaction--basis of determining price

The price stockholders will receive for their shares was determined arbitrarily with the intention of giving holders of small numbers of shares a substantial premium over recent market prices. The maximum amount to be paid to any individual holder is $39 for those holding 39 shares. Smaller amounts are payable to those holding fewer shares. The Board also considered the likelihood of any substantial increase in the market price given the limited trading market for those shares.

No report, opinion or appraisal

Neither Metro Global nor its Board of Directors received any report, opinion or appraisal relating to the fairness of the consideration to be offered to the holders of the shares or the fairness of such transaction to Metro Global. A majority of the directors who are not employees of Metro Global have not retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the transaction.

The Board considered the reverse split at a meeting held on December 14, 2001, at which all directors were present. At the meeting, the Board determined that it would be in the best interests of Metro Global to exit from the SEC's reporting system and considered the possible alternative methods for doing so. The Board considered alternatives to the proposed reverse stock split, including an issuer tender offer and a cash-out merger. The Board considered an issuer tender offer as a means of going "private" but rejected that alternative because there could be no assurance that it would reduce the number of Metro Global's stockholders to less than 300. The Board also separately considered a cash-out merger as a means of bringing the number of shareholders below 300, but favored the reverse stock split. A cash-out merger would have given dissenting shareholders a right to seek appraisal of their shares, but in view of the low market value of the Common Stock and the substantial premium being paid to stockholders who would otherwise receive fractional shares, the Board did not regard this as a significant benefit to stockholders compared to the expense that would be incurred by both stockholders and the Corporation in an appraisal proceeding. Metro Global anticipates that the reverse stock split will result in approximately 6,886 pre-split shares (less than 1% of total outstanding pre-split shares) being cashed out for an aggregate amount of $6,886. It is estimated that the average number of pre-split shares being cashed out per stockholder will be approximately 20.74 shares at a total value of $20.74.

Fairness of the Reverse Stock Split

 The Board believes that the reverse stock split transaction is fair to both the affiliated and unaffiliated stockholders of Metro Global. Metro Global's Board has based this decision upon the following factors:

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the historical market prices and recent trading activity of the Common stock, including the fact that the $1.00 per share cash consideration to be paid to the stockholders represents a premium of approximately $.90 per share over the last reported sales price on the last full trading day preceding the filing of this information statement;

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the large number of odd-lot shareholders (approximately 58.6% of shareholders of record as of December 13, 2001), who because of the brokerage fees associated with sales, and the low market price of the common stock, are unable to realize any appreciable benefit on the sale of their common stock;

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the market price for the common stock as compared to the performance of the company;

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the structure of the transaction, which is designed to give stockholders cash for their shares at the earliest practicable time without any brokerage fees;

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the fact that the Company has never in its history paid a cash dividend to the holders of common stock, and the expectation that no such cash dividends are expected to be paid in the foreseeable future;

The total anticipated payment to be made for fractional shares cashed out is $6,886. In light of the small size of this payment, Metro Global's Board did not seek a fairness opinion in conjunction with the reverse stock split. Metro Global also has not received the vote or consent of a majority of its unaffiliated stockholders in conjunction with the Certificate of Amendment and none of the directors who are not employees of Metro Global have retained unaffiliated representatives to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the reverse stock split and/or preparing a report concerning the fairness of the reverse stock split. The proposed reverse stock split was unanimously approved by the Board, including all of the directors of Metro Global who are not employed by Metro Global.

 Metro Global and its Board and executive officers have not made any provision for granting unaffiliated holders of Metro Global Common Stock access to Metro Global's records or to obtain counsel at the expense of Metro Global and its Board and executive officers.

Conduct of Metro Global's Business After the Reverse Stock Split

After the reverse split, Metro Global intends to terminate the registration of its shares of Common Stock under the Exchange Act. Metro Global will then no longer have to comply with the proxy and information statement rules under the Exchange Act. Its officers and directors and stockholders owning more than 10% of the common shares will no longer have to file reports of their purchases and sales under the "short swing" trading provisions of the Exchange Act; they will no longer be prohibited from making short sales of Metro Global's common stock and they will no longer have to return to Metro Global any profits they might make on a purchase and sale or sale and purchase of common stock within six months. Metro Global will no longer have to file annual, quarterly and other reports with the SEC under the Exchange Act. This change will save money for Metro Global.

After the reverse split, the number of authorized shares of Common Stock will remain unchanged, and approximately 9,397,785 shares will be outstanding. The terms of the shares of common stock before and after the reverse stock split will remain the same.

Exchange of Certificates and Payment for Fractional Shares

When the reverse stock split is effected, Metro Global or its transfer agent will provide holders of record on the effective date of the reverse stock split with transmittal forms and instructions for exchanging their stock certificates for a new certificate or certificates representing the appropriate number of new shares of Metro Global Common Stock and cash in lieu of fractional shares. On the effective date of the reverse stock split, each certificate representing an outstanding share of Metro Global common stock will be deemed for all corporate purposes, and without further action by any person, to evidence ownership of the reduced whole number of new shares of Metro Global Common Stock if applicable, and the right to receive cash of any fractional share interest. Each stockholder of record who holds fewer than 40 shares of Common Stock immediately before the reverse stock split will only have the right to receive cash in lieu of the fractional share to which he would otherwise be entitled. Each stockholder who holds more than 40 shares, but whose number of shares is not evenly divisible by 40 will have the right to receive one new share for each 40 shares he holds and the right to receive cash in lieu of the fractional share to which he would otherwise be entitled. Metro Global or its transfer agent will send to each of these people, in lieu of such fractional share, a cash payment equal to $1.00 per share for each share of Common Stock that person held immediately prior to the reverse stock split.

If certificates for shares of common stock have been lost or destroyed, Metro Global may, in its discretion, accept a properly executed affidavit and indemnity agreement of loss or destruction, in a form satisfactory to Metro Global, in lieu of the lost or destroyed certificate. Additional instructions regarding lost or destroyed stock certificates will be included with the transmittal form and instructions sent to stockholders of record after the reverse stock split is effected.

Metro Global will send the transmittal form and instructions to stockholders of record promptly after the effective date of the reverse stock split. Do not send in your stock certificate until you receive the transmittal form and instructions.

Stockholders will not have to pay any brokerage commissions in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares.

Financing of the Reverse Stock Split

The Board estimates that the total cost to Metro Global for payment of the fractional share interests resulting from the reverse stock split will be $6,886 and that transaction fees and expenses will be approximately $___________. These expenses will be paid from Metro Global's operating revenues.

Material Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the reverse stock split to holders of common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions currently in effect, all of which are subject to change. The summary does not address all aspects of federal income taxation that may apply to a stockholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The discussion assumes throughout that stockholders have held the shares of Metro Global common stock subject to the reverse stock split as capital assets at all relevant times. The summary does not cover the applicability and effect of any state, local or foreign tax laws on the reverse stock split, and investors should accordingly consult their own tax advisors for information about the state, local and foreign tax consequences of the transaction.

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW AND IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Stockholders who receive cash in lieu of fractional shares of common stock will be treated as receiving cash as payment in exchange for their fractional shares of new common stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

Stockholders who receive common stock in exchange for their existing shares as a result of the reverse split will not recognize gain or loss. Their adjusted tax basis of their new common stock will be the same as their adjusted tax basis in their existing common stock. The holding period of new common stock received as a result of the reverse split will their holding period for their existing common stock. Metro Global will not recognize any gain or loss as a result of the reverse split.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth all of the current directors and executive officers of Metro Global, their ages and the offices they hold with Metro Global as of December 13, 2001. Executive officers and employees serve at the discretion of the Board of Directors. All directors hold office until the next annual meeting of stockholders of Metro Global and until their successors have been duly elected and qualified.

Name	Age	Position
Gregory N. Alves	34	President and Director
Alan S. Casale	52	Director
Louis T. Turcotte	53	Chief Financial Officer, Treasurer, Secretary and Director

Gregory N. Alves is currently the President of Metro Global.  Mr. Alves joined Metro Global in March 1998 as Vice-President and General Manager of West Coast operations.  From 1996 until joining Metro Global, Mr. Alves served as general manager of Elegant Angel, a competitor of Metro.  Prior to this, Mr. Alves owned VG Video, located in San Diego.  Mr. Alves has extensive experience in the production, promotion and marketing aspects of the industry.  Mr. Alves possesses an ownership interest in a production company employed by Metro Global, which received payments of approximately $120,000 and $110,000 from Metro Global during fiscal 2001 and 2000, respectively.  Mr. Alves received his Bachelor’s degree in Business Administration from National University.  Mr. Alves was appointed to the Board of Directors in September 1999.

Alan S. Casale has been a principal in the accounting firm of Casale, Caliri, and Jeroma since its inception in 1996.  Prior to 1996, Mr. Casale was a principal in the accounting firm of Cardello, Riccitelli & Casale, which he joined in 1987.  Cardello, Riccitelli & Casale were the auditors of record of Metro Global from December 1992 to February 1993, and audited the financial statements of the Company for the years ended May 31, 1992, and May 31, 1991.  Mr. Casale, who specializes in taxation, valuation and litigation services, has over 25 years of experience in both the private and public sectors.  Mr. Casale, a certified public accountant, received both his Bachelor of Science and Master of Taxation degrees from Bryant College.  Mr. Casale is a member of both the American Institute and Rhode Island Society of Certified Public Accountants.  Mr. Casale was appointed a Director of Metro Global in 1995.

Louis T. Turcotte was elected Chief Financial Officer, Treasurer and Secretary of Metro Global and appointed to its Board of Directors in December 2000.  From September 1998 until December 2000, Mr. Turcotte was the Chief Financial Officer and Treasurer of Capital Video Corporation which operates a chain of retail stores and is wholly-owned by Kenneth Guarino, a principal shareholder of Metro Global.  Mr. Turcotte has over 30 years experience in both the public and private sectors and has held various financial executive positions.  Mr. Turcotte has been a certified public accountant since 1972 and is a member of the American Institute and Rhode Island Society of Certified Public Accountants.  Mr. Turcotte received his undergraduate degree from Boston College and a Masters Degree in Accounting from Northeastern University,

In addition to the directors and executive officers listed above, Dennis Nichols is expected to make a significant contribution to the business of the Company and its subsidiaries.  Dennis Nichols, 52, has served as President and sole Director of Metro, Inc., a subsidiary, since its inception in 1990.  From March 1992 to November 1994, Mr. Nichols served as President, Treasurer, Secretary and Director of Capital Video Corporation, which operates a chain of retail video stores in the northeastern United States and is wholly owned by Kenneth Guarino who is also the principal shareholder of the Company.

No director or executive officer serves pursuant to any arrangement or understanding between him and any other person(s), other than arrangements or understandings with directors and officers acting solely in their capacity as such. There are no family relationships among directors and executive officers of the Company.

During the last five years, to the best knowledge of Metro Global, none of the persons listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

BENEFICIAL OWNERSHIP OF THE SHARES

The following table shows information about Metro Global's common stock beneficially owned as of December 13, 2001 by

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each person who is known by Metro Global to own beneficially more than 5% of Metro Global's common stock

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each of Metro Global's directors, and its principal executive officers, and

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all executive officers and directors as a group.

Name and Address	No. of Shares of Common Stock Beneficially Owned		Percentage of Beneficial Ownership (1)
Named Executive Officers and Directors
Louis T. Turcotte 113 Lucy Lane Somerset, MA 02726	-0-		*
Alan S. Casale 1140 Reservoir Avenue Cranston, RI 02920	1,220	(2)	*
Gregory N. Alves 5150 Avenida Hacienda Tarzana, CA 91356	838,180	(3)	8.94
All executive officers and directors as a group (5 people)	839,400		8.95
5% Beneficial Owners
Briana Investment Group, LP c/o Helen Adderley, Esquire Corner House 20 Parliament Street Hamilton HM DX, Bermuda	1,745,318		18.61
Kenneth F. Guarino 50 Fort Avenue Cranston, RI 02905	2,219,401	(4)	23.66
Metro Plus 1060 Park Avenue Cranston, RI 02910	186,758		2.00

*Beneficial ownership represents less than 1% of the Company’s outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities.  Shares of Common Stock which may be acquired upon exercise or conversion of warrants or Preferred Stock which are currently exercisable or exercisable within 60 days of December 10, 2001 are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person.  Except as indicated by footnote, to the knowledge of Metro Global, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)

Includes 600 unexercised stock options.

(3)

Includes 835,780 shares held by Mr. Alves’ mother, with respect to which he disclaims beneficial ownership.

(4)

Includes 1,345,318 shares held by Briana Investment Group, LP, a trust established for the benefit of Mr. Guarino’s spouse and children, -- he has no investment and voting power with respect to these shares -- and 186,758 shares held by Metro Plus, a company partially owned by Kenneth Guarino.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Capital Video Corporation, which is wholly owned by Kenneth Guarino, the principal shareholder of the Company, operates 41 retail locations either directly or through management contracts with related parties. The locations, which are primarily located in the Northeast, accounted for $10,036,916 (40%) and $11,494,896 (41%) of the Company’s revenues for the fiscal years ended May 26, 2001 and May 27, 2000, respectively.  The accounts receivable balances of CVC and related parties accounted for $3,545,765 (56%) of the Company’s total accounts receivable at May 26, 2001 as compared to $2,440,548 (45%) at May 27, 2000. Payment of CVC’s accounts receivable is secured by CVC’s inventory, which security interest is evidenced by that certain security agreement dated September 1993.  The aging of the accounts receivable from CVC and related parties is as follows:

	Total	Current	30-60 days	60-90 days	Over 90 days
May 26, 2001	$ 3,545,765	$ 1,158,617	$ 827,729	$ 806,316	$ 753,103
May 27, 2000	$ 2,440,548	$ 1,009,961	$ 991,775	$ 438,812	$ 0

While in the past, the Company did not allow CVC’s receivables to age beyond 90 days, the Company’s management has determined that temporarily granting CVC, its principal customer, extended payment terms (as described in Item 6. Management’s Discussion and Analysis or Plan of Operations – Liquidity and Capital Resources in the Annual Report on Form 10-K accompanying this information statement) is reasonable and in the best interests of the Company because of the volume of business CVC has historically provided to the Company, and the value of the inventory securing the payment of the accounts receivable.   At October 23, 2001, accounts receivable from CVC and related parties totaled $2,990,277.

Prior to December, 1999 CVC owned and operated five Airborne for Men franchises.  During fiscal 2000, the Company recorded $105,777 in royalty income from CVC pursuant to a franchise agreement for the operation of the five Airborne for Men stores.  CVC owns the initial Amazing Superstore opened in May 1999 in Providence, Rhode Island.  Effective December 31, 1999, the Airborne for Men franchise agreements were terminated as CVC converted the Airborne for Men stores into Amazing SuperStores.

Effective May 1, 1993, the Company entered into a lease with Castle Properties, L.L.C., an entity principally owned by Mr. Guarino’s spouse, for an approximately 64,000 square foot office, warehouse and shipping complex located in Cranston, Rhode Island.  This facility houses the Company’s executive, administrative, editorial and operational offices, the data center, customer service, distribution and fulfillment facilities.  The lease is for a term of ten years with two five-year renewal options, and provides for a fixed annual rent of $245,200 for the first five years, triple net.  The annual rent for lease years six through ten and the rent for the renewal terms, if the lease is extended, shall be increased based on the consumer price index.  In fiscal 1998, the Company was granted a rent reduction of $81,733, which is being amortized over the remaining term of the lease.  Approximately 7,500 square feet of the facility is sublet to CVC under an oral, month-to-month lease agreement for $4,000 per month.

The Company pays property taxes, in lieu of rent, on office space located at 1060 Park Avenue, Cranston, Rhode Island.  This property is being leased by CVC from Centurion Financial Group, L.L.C., a company principally owned by a trust, the principal beneficiaries of which are Mr. Guarino’s children.  For the years ended May 26, 2001 and May 27, 2000, the Company incurred approximately $5,553 and $13,493 of expense, respectively.

On March 23, 1998, the Company entered into two 12% convertible debentures totaling $500,000 with related parties.  Both notes were due on March 23, 1999, in either cash or Common Stock, at a conversion rate of $2.25 per share.  Proceeds from the debentures were used for working capital.  In March 1999, the debentures’ due dates, including accrued interest of $60,000 (which was added to the notes principal), were extended until March 23, 2000.  On December 31, 1999, one of the debentures, including the accrued interest due under such debenture, was converted into 847,778 restricted shares of the Company’s Common Stock.  The second debenture and accrued interest was assumed by CVC and the accounts receivable due from CVC was reduced accordingly.

On July 1, 1998, the Company entered into a 12% convertible debenture totaling $200,000 with a related party.  The note was due on July 1, 1999, in either cash or Common Stock, at a conversion rate of $2.25 per share. The Company recorded $60,248 of interest expense relating to the embedded beneficial conversion feature.  Proceeds from the debenture were used for working capital.  On July 1, 1999, the debenture’s due date was extended until July 1, 2001.  In conjunction with the extension, warrants were granted to purchase 50,000 shares of the Company’s Common Stock for $2.58 per share. The Company recorded interest expense of $52,000 in connection with the issuance of the warrants.  On December 31, 1999, the debenture and accrued interest were assumed by CVC and the accounts receivable due from CVC was reduced accordingly.

On August 1, 1998, the Company entered into notes payable totaling $1,000,000 with related parties.  The notes, which bear interest at 8%, were due August 1, 1999.  Proceeds from the notes were used in the acquisition of Fanzine.  In October 1998, the notes were reduced by $600,000 for the exercise of warrants.  On August 1, 1999, the notes’ due dates were extended for one year.  In consideration of the extension, the interest rate increased from 8% to 10% and warrants were issued to purchase up to 115,000 shares of Common Stock at a price of $2.58, exercisable for a term of five years. The Company recognized interest expense of $100,050 in connection with the issuance of the warrants.  On December 31, 1999, one of the notes and accrued interest of $281,250 was converted into 781,250 shares of the Company’s Common Stock.  On December 31, 1999, the other note and accrued interest totaling $183,250 was assumed by CVC and the accounts receivable due from CVC was reduced accordingly.

On March 19, 1999, the Company entered into a one-year consulting agreement effective April 1, 1999 with Kenneth Guarino, pursuant to which the Company paid Mr. Guarino a fee of $10,000 per month.  In addition, the Company granted Mr. Guarino options to purchase up to 100,000 shares of Common Stock at a price of $2.00 per share, exercisable for a period of 5 years.  On that date, the Company’s Common Stock was trading at $2.06 per share.  During the year ended May 27, 2000, the Company recorded consulting expense of $106,667 in connection with the issuance of the warrants and reimbursed Mr. Guarino for approximately $82,000 of expenses incurred in connection with his activities for the Company.  The consulting agreement was terminated in October 1999.  On February 12, 2001 the options were canceled.   On May 14, 2001, $60,000 in consulting fees owed to Mr. Guarino under the terms of the agreement were assumed by CVC and the accounts receivable due from CVC was reduced accordingly.

Dennis Nichols, President of Metro, Inc. received 100,000 shares of the Company’s Common Stock, valued at $43,000, during the year ended May 27, 2000.

On May 14, 2001, CVC agreed to assume $321,599 in back rents and property taxes due to Castle Properties, L.L.C. through May 2001.  In addition, CVC agreed to assume rents and property taxes due for the period June through September 2001 totaling $95,168.  The accounts receivable due from CVC was reduced accordingly.

Greg Alves, a director and President of the Company, possesses an ownership interest in a production company that is employed by the Company and its subsidiaries.  The production company received payments of $120,000 from the Company during fiscal 2001 and  $110,000 during fiscal 2000.

Effective June 2000, the Company outsourced its human resource, benefit administration and payroll processing functions to CVC.  The Company was charged a total of $57,915 by CVC for services provided during the year.

During the second and third quarters of fiscal 2001, the Company received advances from a related party totaling $565,000. The Company converted the advances into one-year notes payable with interest at 12% per annum.  Proceeds from the notes were used for working capital.  The notes, including interest of $25,325, were paid on May 20, 2001.

On September 17, 2001, the Company issued 750,000 restricted shares of its Common Stock in payment of $100,000 in consulting services provided during the year ended May 26, 2001.  The services, which related to mail order, marketing and general business consulting, were provided by the mother of Greg Alves, President of Metro Global.

Conflicts of Interest

Of necessity, whenever officers, directors and others acting on behalf of the Company, supply services or goods to the Company for compensation there is some inherent conflict of interest.  Additional conflicts may arise in the future

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when company officers, directors or significant shareholders are involved in the management of any other company with which the Company transacts business -- for example, Kenneth Guarino, the principal shareholder of the Company, is the sole owner of the Company’s largest customer, CVC.

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when opportunities that the company might take advantage of come to the attention of these people.

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with respect to the amount of time and effort devoted to various outside businesses and opportunities.

Many of the company's officers and directors are actively involved in, or in the future may be involved in outside businesses from which they derive income.  Their business activities may include management of business ventures, the purchase and sale of real estate or the pursuit of other opportunities.  We expect that these people will continue their separate business activities in addition to their activities at the Company.

Stockholders are specifically cautioned that conflicts will occur as a routine matter in Metro Global's operation.  However, we expect that Metro Global's action will be determined whenever possible by a disinterested majority of the Board of Directors.

It is the Company’s policy that all transactions in which an officer, director or 5% shareholder has a direct or indirect interest be on terms no less favorable to the Company than the Company would grant to or obtain from an independent third party in an arms-length transaction.  Because a majority of the Board of Directors is not affiliated with CVC, all transactions between the Company and CVC have been, and all future transactions will be, approved and/or ratified by a disinterested majority of the Board of Directors.

HISTORICAL FINANCIAL AND RELATED INFORMATION

The following financial and related information is incorporated by reference into this information statement.

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The audited financial statements set forth on pages F-2 through F-25 of Metro Global's Form 10-KSB for the fiscal year ended May 26, 2001

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The unaudited financial statements in Metro Global' Forms 10-Q for the fiscal quarters ended August 25, 2001

Copies of those documents are being delivered with this information statement.

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